Exhibit 10.1
Quidel Corporation
Individual Retirement Program for Randy Steward (“Employee”)
Effective November 22, 2019 (“Effective Date”)

This Individual Retirement Program (the “Program”) is awarded to Employee by the Board of Directors (the “Board”) of Quidel Corporation (the “Company”), on behalf of the Company, as an incentive for Employee to continue his employment with the Company as Chief Financial Officer through at least March 31, 2022. Employee understands and agrees that the Company has no obligation to provide the Program to Employee and that any violation of the terms of the Program or other obligations to the Company or its affiliates by Employee may result in, among other matters, termination of the Program by the Company, in the discretion of the Board. Employee further understands and agrees that, in providing the Program to Employee, the Company is not guaranteeing employment to Employee, and Employee remains an “at will” employee who may be terminated at any time, for any reason, in the discretion of the Company.

1.
Equity Incentive Compensation. The sole equity incentive compensation awarded by the Company to Employee on or after January 1, 2020 shall be Restricted Stock Units (“RSUs”). In each calendar year that Employee continues to be employed by the Company as Chief Financial Officer on or after January 1, 2020, the Company shall grant to Employee RSUs with a then current value of $1,300,000. Employee shall not be entitled to any other equity incentive compensation during his employment with the Company on or after January 1, 2020. In addition, Employee shall not be entitled to any additional RSU awards after the date Employee ceases to serve as Chief Financial Officer of the Company. The award agreement for any award of RSUs pursuant to the Program shall provide for the following vesting schedule: one-third of such RSUs granted will vest each year on the anniversary of the date of the grant subject to continued employment with the Company in any capacity.

2.
Early Termination of the Program. If Employee terminates his employment with the Company, or is terminated by the Company for any reason prior to March 31, 2022, the Program will terminate on Employee’s last day of employment

3.
Change of Control. In the event of a change in control of the Company (as defined in Employee’s change in control agreement with the Company), during Employee’s employment with the Company, the terms of Employee’s change in control agreement shall govern the vesting of all Stock Options and RSUs, whenever granted. In addition, the administrator of the Company’s equity plan under which any Stock Options and RSUs are granted, including RSUs granted on or after January 1, 2020, may provide for accelerated vesting upon Employee’s death or disability.

4.
Special Advisor Agreement. If Employee remains employed with the Company as its Chief Financial Officer through at least March 31, 2022, Employee and the Company shall enter into a Special Advisor Agreement in the form attached hereto as Exhibit A effective upon Employee ceasing to serve as the Company’s Chief Financial Officer, and as set forth therein; provided Employee ends such service in good standing with the Company.

[signature page follows]

IN WITNESS, WHEREOF, the parties have executed and delivered this document as of the Effective Date.

QUIDEL CORPORATION

/s/ DOUGLAS BRANT
____________________

Douglas Bryant
President & CEO

RANDALL STEWARD

/s/ RANDALL STEWARD
_____________________

Exhibit A [To Retirement Program]

SPECIAL ADVISOR TRANSITION AGREEMENT

THIS SPECIAL ADVISOR TRANSITION AGREEMENT (this “Agreement”) is made and entered as of by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”), and Randall Steward, an individual (“Steward”).
BACKGROUND
A.Steward currently serves as the Company’s Chief Financial Officer and intends to retire from this current role and desires to transition to the role of Special Advisor (as defined below) effective as of [________________] (the “CFO End Date”).
B.The Company and Steward are entering into this Agreement to confirm their understandings as to the terms and conditions of Steward’s employment after the CFO End Date and each party’s commitments and obligations through the Term (as defined below).
C.In connection with his retirement as Chief Financial Officer, Steward has agreed to execute and deliver to the Company a release, substantially in the form agreed upon by the parties on November 22, 2019 (the “Release,” and the date after delivery of such Release by Steward and termination of all periods in which such Release can be revoked, the “Effective Date”).
AGREEMENT
1.Employment. From and after the CFO End Date, and during the Term, Steward shall continue as a full-time employee of the Company, but shall retire from the position of Chief Financial Officer and instead serve as a non-officer special advisor to the Company (“Special Advisor”), pursuant to which he will provide such advice and services to the Company Group (as defined below) as may be reasonably requested by the Company from time to time, including answering questions and/or assisting with projects (the “Special Advisor Services”). Unless earlier terminated pursuant to this Agreement, Steward will remain in this position through until the end of the Term. In providing the Special Advisor Services, Steward shall report to the Chief Executive Officer of the Company. Steward agrees to make himself reasonably available on an as-needed basis to provide the Special Advisor Services and agrees to dutifully provide the Special Advisor Services to the best of his ability and at such locations as reasonably designated by the Company.
2.Term. Steward shall provide the Special Advisor Services from the CFO End Date until the first anniversary of the CFO End Date (the “Initial Term”). The term of Steward’s employment shall continue until, and then automatically terminate, as of the first anniversary of the CFO End Date, unless terminated earlier pursuant to this Agreement or extended by agreement of the parties (the Initial Term, or such earlier or extended period, the “Term”). The parties acknowledge, however, that the Term is intended to be for a total period of twelve months.

3.Compensation.
a.Base Salary. Subject to the terms and conditions herein, in consideration of Steward’s performance of the Special Advisor Services, the Company shall pay Steward a base salary at a rate equal to 50% of his base pay per pay period as of the date of this Agreement, commencing on the first pay period after the CFO End Date.
b.Benefits, Equity, and Incentive Compensation. Steward’s employee benefits for medical, dental and vision and 401(k) plan shall continue through the Term at the same levels as are in effect as of the date of this Agreement, provided nothing herein shall restrict the Company from amending such benefits provided that such amendments are effective for all members of the Company’s management entitled to such benefits, and provided further that the Effective Date occurs. Steward acknowledges and agrees that after the CFO End Date he shall not receive any further grants of equity incentive awards nor shall he be eligible to participate in any bonus plans applicable to the fiscal year in which the CFO End Date occurs or any year thereafter.
4.Release. If Steward does not execute and deliver the Release, or revokes the Release, this Agreement shall terminate and be null and void.
5.Steward’s Acknowledgements and Obligations. As a material condition to Steward’s receipt of the benefits set forth in Sections 3 and 6 hereof, Steward acknowledges and agrees that:
a.    he will continue to comply with the terms and conditions of the Agreement Re Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest that he signed on October 19, 2012 (as amended from time to time pursuant to its terms, “Confidentiality Agreement”). Without limiting the foregoing, Steward reaffirms his obligations under Section 4 of the Confidentiality Agreement, which precludes soliciting of or causing employees to leave their employment with Quidel for one year following the termination of his employment;
b.    while employed by the Company hereunder, he will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person or entity that competes or is planning to compete with the Company or any of its subsidiaries (the “Company Group”); provided, however, that Steward’s passive investment in up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this Agreement; and
c.    he will not make, directly or indirectly, any statement that is disparaging of the Company or any of its affiliates, or any of their respective directors, employees or distributors (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process).

6.Vesting of Equity Awards. The vesting of equity awards (restricted stock and options) held by Steward on the CFO End Date shall continue to vest through the Term and be governed in accordance with the Company’s applicable equity incentive plans and specific equity award grant documentation. All equity awards held by Steward at the time of the termination of his employment shall also be handled in accordance with the Company’s applicable equity incentive plans and grant documentation.
7.Termination by the Company.
a.    In the event that Steward is terminated during the Term from his role as Special Advisor by the Company with “Cause” (as defined below), Steward shall not be entitled to any further payments or consideration hereunder, including any further benefits or vesting of equity as described in Sections 3 or Section 6 hereof, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Steward through the date of employment termination. The Company shall thereafter have no further obligations to Steward under this Agreement.
b.    In the event that Steward is terminated from his role as Special Advisor by the Company without “Cause” (as defined below) prior to the end of the Initial Term, provided that Steward executes and delivers to the Company within 21 calendar days after such termination (and there after does not revoke) a Release substantially in the form attached hereto as Exhibit A, Steward shall be entitled to receive the following severance payments and benefits: (1) a lump-sum payment equal to the remaining amount of base salary that Steward would have received under Section 3(a) if the term of this Agreement had continued until the end of the Initial Term, less any applicable taxes and withholdings, payable within thirty (30) days from the date of termination, and (2) the vesting of equity awards, as and to the extent described in and contemplated by Section 6 hereof, as though Steward’s employment continued through the end of the Initial Term.
c.    For purposes, hereof, “Cause” shall be limited to the following: (1) fraud; (2  personal dishonesty involving money or property of the Company Group or that results in material harm to the Company Group; (3) Steward’s willful misconduct that is injurious to the Company Group; (4) a serious breach of a fiduciary duty to the Company Group; (5) Steward’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Steward’s willful and continued neglect of duties to the Company Group (other than any such failure resulting from his incapacity because of physical or mental illness); or (7) Steward’s material breach of this Agreement. Steward shall be afforded a reasonable opportunity of up to 30 days (as of and upon written notice from the Company) to cure any willful neglect of his duties and any other alleged material breach of this Agreement if such breach is reasonably susceptible of cure. If, in the reasonable good faith judgment of the Company, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily been cured within such thirty (30) day period, such neglect of duties or material breach shall there upon constitute “Cause”.
8.Confidentiality of Business and Legal Information. Steward acknowledges that the Company holds as confidential and/or privileged certain information (including, but not limited to, non-public information obtained by Steward in his position as an executive for the Company), as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company Group and the various phases of their respective businesses, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Steward’s knowledge by virtue of his employment with the Company (collectively, the foregoing shall be referred to herein as “Confidential Trade Secret, Proprietary and Legal Information”). Steward agrees that all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company and that the Company shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges. Steward further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity, directly or indirectly, any Confidential Trade Secret, Proprietary and Legal Information, other than the Company Group, their employees, directors and authorized representatives. In that regard, Steward expressly acknowledges that he has not disclosed (other than to the Company Group, their respective employees, directors and authorized representatives) any Confidential Trade Secret, Proprietary and Legal Information. Steward specifically agrees that he will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company Group, their respective employees, directors and authorized representatives). Steward further represents and warrants that, on the last day of the Term, he will return to the Company all property and documents of the Company Group, whether kept electronically or in hard copy form and will have retained no copies thereof. This Section supplements the obligations of Steward contained in Section 5 hereof.
9.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, except for the Confidentiality Agreement between Steward and the Company, fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof. For the avoidance of doubt, the September 12, 2011, Employment Offer letter (the “Offer letter”) and the Agreement Re: Change in Control between the Company and Steward dated September 19, 2011 (as the same may be amended from time to time pursuant to its terms, the “CIC Agreement”), shall automatically expire as of the CFO End Date (from and after which the Offer letter and CIC Agreement will be of no force or effect), and except as expressly provided in this Agreement, Steward shall not be entitled to any payments or benefits of any kind in connection with a termination or resignation for any reason. The parties agree that no amendment or modification of this Agreement shall be effective unless it is in writing signed by both parties.
10. Miscellaneous.
a.    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Steward’s residence in the case of Steward or to its principal office in the case of the Company.

b.    Arbitration. Any dispute arising out of this Agreement, including related to the Special Advisor Services, shall be resolved exclusively by final and binding arbitration before a single arbitrator, in San Diego, California pursuant to the rules of JAMS. Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction. In the event any party to this Agreement initiates any arbitration action or proceeding in connection with enforcement of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs and attorney’s fees from the non-prevailing party.
c.    Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.
d.    Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect to the maximum extent permitted by law.
e.    Assignment. This Agreement may not be assigned by Steward. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
f.    Governing law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.
g.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together constitute one in the same agreement.
IN WITNESS, WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

QUIDEL CORPORATION

Douglas Bryant
President & CEO

RANDALL STEWARD

EXHIBIT A [To Transition Agreement]

GENERAL RELEASE

In consideration of the Transition Agreement by Quidel Corporation (the “Company”) and Randall J. Steward (“Steward”), Steward hereby gives the following General Release which will be effective 8 days after he signs and does not revoke it.

1.Release of Claims. Steward hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated companies and the Releases (as defined below) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and attorney’s fees, including those arising out of or in connection with Steward’s employment with and/or consulting for the Company and/or the termination thereof (All such charges, complaints, etc. are collectively referred to herein as “Claims”.) The Claims irrevocably and unconditionally released, acquitted and forever discharged include, for example and without limitation, Claims arising under the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, claims under any state, federal and local statutes, claims for employment discrimination, tort claims and common law employment and wrongful discharge claims.

The Claims irrevocably and unconditionally released, acquitted and forever discharged by Steward extend to all such Claims by Steward against any and all of the current and former owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries, affiliates (and the directors, officers, employees, representatives and attorneys of such divisions, parents, subsidiaries and affiliates) of the Company and all other persons acting by, though, under or in concert with any of them. All such persons and entities, as well as the Company, are collectively referred to herein as the “Releases”. The Claims irrevocably and unconditionally released, acquitted and forever discharged herein by Steward also extend to all Claims which Steward now has, owns or holds, or contends to have, own or hold or which Steward at any time heretofore had, owned or held or contended to hold against any of the Releases. Steward represents that he has not heretofore assigned or transferred or purported to have assigned or transferred to any person or entity any Claims released, acquitted and forever discharged herein. This General Release (a) shall not affect any Claims that Steward may have which arise solely after the effective date of this General Release, (b) shall not apply to any of the Company’s obligations under the Transition Agreement dated as of _________, 20__ (the “Agreement”), (c) shall not apply to any of Steward’s rights to vested benefits such as 401(k), and (d) shall not serve as a release of any claims that cannot be released as a matter of law, including, but not limited to, indemnification as required by law.

2.Release of Unknown and Unsuspected Claims. For the purpose of implementing a full and complete release and discharge of the Releases, Steward expressly acknowledges that this General Release is intended to include in its effect, without limitation, all Claims (as defined above) which Steward does not know or suspect to exist in his favor at the time of execution hereof, and this General Release contemplates the extinguishment of any and all such Claims. In this regard, Steward: expressly waives the provisions of Section 1542 of the California Civil Code, which state:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

Furthermore, Steward hereby expressly waives and relinquishes any rights and benefits he may have under other statutes or common law principles of similar effect. Steward understands that the facts under which he gives this full and complete release and discharge of the Releases may hereafter prove to be different than now known or believed by him, and Steward hereby accepts and assumes the risk thereof and agrees that his full and complete release and discharge of Releases shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts.

3.No Complaint, Charge or Lawsuit Pending. Steward represents that he has not filed with any governmental agency or court any complaint, charge or lawsuit against any of the Releases involving any Claims released herein, and that, except as otherwise permitted by law, he will not do so at any time hereafter; provided, however, nothing in this General Release shall limit Steward from filing an action for the purpose of enforcing his rights under the Agreement or from filing a charge or complaint of discrimination with the EEOC.

4.Severability. The provisions of this General Release are severable, and if any part of this General Release is found unenforceable, invalid or illegal, the other parts of this General Release shall remain fully valid and enforceable.

5.Governing Law. This General Release and any dispute concerning the validity, interpretation or breach of any term or condition hereof shall be construed and interpreted under and in conformance with the laws of the State of California applicable to contracts negotiated and to be fully performed in the State of California.

6. Arbitration. Any dispute concerning the validity, interpretation or breach of this General Release or any term or condition hereof or any dispute concerning the Claims released herein shall be resolved exclusively by final and binding arbitration as provided in Section II (b) of the Agreement. Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction. This General Release shall be admissible in any proceedings to enforce its terms.

7.Construction. Steward has had ample opportunity to make suggestions or changes to the terms and language of this General Release and agrees that the principles of contract construction against the drafter shall have no application hereto. Steward agrees that this General Release should be construed fairly and not in favor of or against Steward or the Company as the drafter.

8. Waiting Period and Right of Revocation. Steward understands that this General Release releases any and all Claims for age discrimination, whether under state or federal law. Steward understands that pursuant to federal law, Steward has the right to review this General Release for 21 days before executing the same, and that Clement has the right to revoke this General Release in its entirety at any time within seven days after executing the same and that this General Release will not be effective until such seven-day revocation period has expired. Steward acknowledges his right to consult with an attorney prior to signing this General Release, and that he has been advised to consult with an attorney prior to such signing.

9.Full Understanding of Terms. Steward represents and agrees that he fully understands his right to discuss all aspects of this General Release with his private attorney; that to the extent, if any, he desires, he has availed himself of this right; that he has carefully read and fully understands all of the provisions of this General Release; and that he is voluntarily entering into it.

DATED:          , 2019

RANDALL STEWARD